Exhibit 21.1

The subsidiaries of the Company are:

Elixir Gaming Technologies (Macau) Limited, a company incorporated in Macau, was de-registered on January 27, 2011

Elixir Gaming Technologies (Zhongshan) Limited, a company incorporated in People’s Republic of China, was de-registered on February 16, 2011

Elixir Gaming Technologies (Hong Kong) Limited, a company incorporated in Hong Kong

Entertainment Gaming (Philippines), Inc. (formerly known as Elixir Gaming Technologies/VendingData Philippines, Inc.), a company incorporated in the Republic of the Philippines

Dolphin Products Pty Ltd, a company incorporated in Australia

Dolphin Advanced Technologies, Pty. Ltd. a company incorporated in Australia

Elixir Gaming Technologies (Cambodia) Inc., a company incorporated in Cambodia

Dreamworld (Takeo) Investment Holding Limited, a company incorporated in Cambodia

Dreamworld Leisure (Cambodia) Limited, a company incorporated in Cambodia

Dreamworld Leisure (Kampot) Limited, a company incorporated in Cambodia

Dreamworld Leisure (Pailin) Limited, a company incorporated in Cambodia

Dreamworld Leisure Management Limited, a company incorporated in the British Virgin Islands